UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  September 16, 2008

(Date of earliest event reported)

THE KROGER CO.

(Exact name of registrant as specified in its charter)

An Ohio Corporation	No. 1-303	31-0345740
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Number)

1014 Vine Street

Cincinnati, OH  45201

(Address of principal executive offices)

Registrant’s telephone number:  (513) 762-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02	Results of Operations and Financial Condition.

On September 16, 2008, the Company released its earnings for second quarter 2008. Attached hereto as Exhibit 99.1, and filed herewith, is the text of that release.

Section 7 – Regulation FD

Item 7.01	Regulation FD Disclosure.

2008 Guidance Excluding Effect of Hurricane Ike:

Identical supermarket sales growth
(excluding fuel sales) -	4.5 – 5.5%

Net earnings per diluted share -	$1.85 – $1.90

Operating margin -	flat to slightly improving

Capital expenditures -

$2.0 - $2.2 billion, excluding acquisitions. These capital projects include approximately 70 - 80 major store projects covering new stores, expansions and relocations, and 175 - 200 remodels, logistics projects, and other investments to support our Customer 1st business strategy.

Supermarket square footage growth -	2.0 - 2.5% before acquisitions and operational closings, with an emphasis on large, fast-growing markets

Expected tax rate -	approximately 37.0%

Labor:

We have negotiations this year covering store associates in Las Vegas, Phoenix, and Portland.  Negotiations this year will be challenging as we must have competitive cost structures in each market while meeting our associates’ needs for good wages and affordable health care.

Effect of Hurricane Ike:

Hurricane Ike and its remnants have affected Kroger’s operations in Texas and several other states particularly Indiana, Kentucky, and Ohio.

The effect on the Texas market will include physical property damage, product loss due to power outages, and the effect of stores closed either as a result of physical damage or power outages.  The Company cannot yet predict when power will be fully restored in the Texas market.

On Sunday, September 14, 2008, hurricane-force winds caused widespread power outages in Indiana, Kentucky, and Ohio.  These outages have affected power supply to the Company’s stores, distribution centers, and manufacturing plants. The effect on these markets will include physical property damage, product loss due to power outages, and the effect of closed stores, distribution centers and manufacturing plants.  The Company cannot yet predict when power will be fully restored in these markets.

We continue to work diligently to reopen affected facilities with generator power. Full operation of these facilities is dependent on power being restored. The timing of this restoration can not yet be determined.

Additionally, it is not yet clear the extent to which oil refineries in the Gulf Coast area have been damaged or will have power restored to resume gasoline production.  It is to early to predict the magnitude of the disruption to supply.

Kroger’s property insurance programs provide comprehensive coverage for wind damage and business interruption above a $25 million retention up to $725 million.  This coverage includes a sub-limit of $475 million for flood losses above the $25 million retention.

It is too early to determine what effect these conditions will have on Kroger’s fiscal 2008 guidance — including identical supermarket sales growth (excluding fuel sales), net earnings per diluted share, operating margin, capital projects, and supermarket square footage growth.

Kroger anticipates discussing its third quarter and fourth quarter results for fiscal 2008 when appropriate, both including and excluding any material effects from Hurricane Ike and its remnants to facilitate transparent communication with investors regarding the Company’s operations that did not experience adverse weather-related effects.

Our ability to achieve sales and earnings per share goals may be affected by: labor disputes, particularly as the Company seeks to manage health care and pension costs; industry consolidation; pricing and promotional activities of existing and new competitors, including non-traditional competitors; our response to these actions; the state of the economy, including interest rates and the inflationary and deflationary trends in certain commodities; weather conditions; stock repurchases; the success of our future growth plans; goodwill impairment; and our ability to generate sales at desirable margins, as well as the success of our programs designed to increase our identical sales without fuel.  In addition, any delays in opening new stores, or changes in the economic climate, could cause us to fall short of our sales and earnings targets.  Our ability to increase identical supermarket sales could be adversely affected by increased competition and sales shifts to other stores that we operate, as well as increases in sales of our corporate brand products.  Our guidance assumes that the Company’s fuel margins in 2008 will be comparable to those achieved in 2007.  Our capital expenditures, and the number of projects that we complete, could vary from our expectations if we are unsuccessful in acquiring suitable sites for new stores; development costs exceed those budgeted; or our logistics and technology or store projects are not completed on budget or in the time frame expected.    Square footage growth during the year is dependent upon our ability to acquire desirable sites for construction of new facilities, as well as the timing of completion of projects.  Any change in tax laws, the regulations related thereto, the applicable accounting rules or standards, or the interpretation thereof by federal, state or local authorities could affect our expected tax rate.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

	(d)	Exhibits.

99.1 Earnings release for second quarter 2008, filed herewith.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KROGER CO.

September 16, 2008	By:	/s/ Paul Heldman
Paul Heldman
Executive Vice President,
Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Earnings release for second quarter 2008, filed herewith.